Exhibit 10.2

CREDIT FACILITY AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of August 11, 2026 (the “Effective Date”) between Logia USA Inc. (the “Borrower”), and Fort Technology Inc. (the “Lender”). Each of the Lender and the Borrower shall be referred to as “Party” and together as the “Parties”. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Share Transfer Agreement (as defined below).

WHEREAS,	on August 11, 2026, the Borrower, the Lender and Yair Harel (the “Founder”) entered into that certain Share Transfer Agreement in the form attached hereto as Exhibit A (the “Share Transfer Agreement”), such that following the closing of the transactions contemplated by the Share Transfer Agreement, Lender holds 50.1% of the issued and outstanding capital stock of the Borrower; and

WHEREAS,	the Lender agrees to make available to the Borrower, from time to time, loans (the “Loans”) in the aggregate principal amount of up to US$2,000,000 and the Borrower agrees to receive such loans from the Lender, under the terms and conditions set forth herein.

NOW, THEREFORE, it is declared and stipulated between the parties as follows:

1.	Loan Amount; Interest; Utilization of the Loan

1.1.	Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Borrower loans in an aggregate principal amount of up to US$2,000,000 (the “Commitment”). The Commitment shall be made available in one or more advances (each, an “Advance”), with the maximum principal amount of each Advance and the applicable milestone for such Advance set forth in Schedule A. The Lender shall fund each Advance within two (2) Business Days after the Borrower delivers written notice, together with reasonable supporting documentation demonstrating that the applicable milestone set forth in Schedule A has been achieved, provided that no Event of Default has occurred and is continuing. The aggregate principal amount of all Advances made under this Agreement shall not exceed the Commitment.

1.2.	The outstanding principal amount of each Advance shall bear interest at a rate of 6% per annum (the “Interest”), accruing from the date such Advance is disbursed until the date such Advance is repaid in full.

1.3.	The Interest will be calculated on the basis of the actual number of days elapsed in a year consisting of 365 days.

1.4.	Interest shall accrue on the outstanding principal amount of each Advance in accordance with this Agreement. The outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be repaid in accordance with the terms of this Agreement.

1.5.	The Borrower shall use the proceeds of each Advance solely for the purposes of development, production, expansion, partnerships, marketing, operational scaling, other business activities of the Borrower (excluding the payment of salaries or bonuses to the Founder and the Founder’s spouse in excess of the budget set forth in Schedule A), and payment of the $125,000 license fee to Logia Israel Ltd. (“Logia Israel”) pursuant to the license agreement entered into between the Borrower and Logia Israel as of the date hereof and in accordance with the budget set forth in Schedule A, unless the Lender otherwise consents in writing. Notwithstanding the foregoing, if the Borrower achieves the applicable Milestones using less than the applicable budget, the Borrower shall remain entitled to receive the full amount of the outstanding Commitment, and the Lender shall disburse the remaining undrawn portion of the Commitment, notwithstanding that the applicable milestones were achieved using a lower budget.

2.	Loan Repayment

2.1.	The Borrower shall repay in full the aggregate outstanding principal amount of all Advances made under this Agreement, together with all accrued and unpaid Interest thereon (collectively, the “Loan Amount”), on the earlier of (i) the third anniversary of the first Advance payment and (ii) the Rebalancing Effective Date (as defined in the Share Transfer Agreement) with respect to the First Rebalancing Threshold (as defined in the Share Transfer Agreement) (the “Repayment Date”).

2.2.	The Commitment shall automatically terminate on the earlier of (i) the date on which the Commitment has been fully utilized and (ii) the Repayment Date.

2.3.	Notwithstanding anything to the contrary, the Borrower may elect to repay a part or all of the Loan Amount earlier than contemplated in Section 2.1 with no penalty, premium or other fee or payment. Any portion of the principal amount of an Advance that is repaid or prepaid may not be reborrowed, and the Commitment shall be permanently reduced by the amount of such repayment or prepayment.

2.4.	Payment to the Lender of the Loan Amount shall be made in USD, only by wire transfer of immediately available funds to the Lender’s bank account, the details of which shall have been provided in writing to the Borrower, no later than 5 Business Days in advance of such payment date.

2.5.	Upon full repayment of the Loan Amount, all rights of the Lender with respect to this Agreement shall terminate.

2.6.	All payments due hereunder shall be made without any counterclaim, setoff or deduction whatsoever, except to the extent required by applicable law (including tax withholding).

2.7.	For greater certainty, for so long as the common shares of the Lender are listed on the TSX Venture Exchange, neither the Loan nor any accrued and unpaid Interest thereon may be settled through the issuance of securities of the Borrower without the prior approval of the TSX Venture Exchange..

3.	Events of Default.

3.1.	Notwithstanding the aforesaid, the Lender may declare the entire Loan Amount due and payable at any time upon the occurrence of any of the following events, provided that the Lender first gives the Borrower at least 5 business days’ prior written notice before such declaration (or, if a longer cure period is provided for an applicable event, such longer period shall apply):

3.1.1.	the Borrower fails to pay any principal, Interest or any other amount payable under this Agreement within fifteen (15) Business Days after the date on which such payment becomes due;

3.1.2.	the Borrower or the Founder breaches any material provision of the Share Transfer Agreement and such breach remains uncured for ten (10) Business Days after receipt of written notice thereof from the Lender specifying in reasonable detail the nature of such breach; provided that if such breach is not reasonably capable of being cured within such thirty (30) Business Day period, no Event of Default shall occur so long as the Borrower has commenced and is diligently pursuing such cure;

3.1.3.	the Borrower commences negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, other than in the ordinary course of business and in a manner that would reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement;

3.1.4.	the Borrower makes a general assignment for the benefit of, or a composition with, its creditors, in each case in connection with an insolvency proceeding;

3.1.5.	the Borrower passes any resolution or takes any corporate action, or a petition is presented or proceedings are commenced, for the winding-up, dissolution, or re-organization of the Borrower or for the appointment of a liquidator, receiver, trustee or similar officer of the Borrower or of any material part of its revenues or assets, and, in the case of any involuntary proceeding, such proceeding remains unstayed, undismissed or unbonded for sixty (60) days; or

3.1.6.	any distress, execution, attachment or other legal process is levied, enforced on or sued against any material part of the property or assets of the Borrower and remains undischarged, unstayed or unbonded for sixty (60) days, and would reasonably be expected to have a material adverse effect on the Borrower’s ability to perform its payment obligations under this Agreement.

3.2.	The Borrower shall notify the Lender in writing within 48 hours from the time such event first becomes known to the Borrower.

3.3.	In addition to any other rights and remedies available to the Lender under this Agreement or applicable law, upon the occurrence (but in any case, following and subject to providing the applicable prior written notice) and during the continuance of an Event of Default (other than pursuant Section 3.1.2), the Lender may, at its sole option, by written notice to the Borrower and the Founder, require the Borrower to issue to the Lender newly issued equity securities of the Borrower. Upon receipt of such notice, the Borrower shall promptly, and in any event within three (3) Business Days, take all corporate and other actions necessary to issue to the Lender such number of equity securities of the Borrower as shall result in the Lender holding 85% of the issued and outstanding equity securities of the Borrower immediately following such issuance.

The issuance of equity securities pursuant to this Section 3.3 shall not constitute, or be deemed to constitute, a conversion, repayment, satisfaction, discharge, cancellation, or reduction of any portion of the outstanding Loan Amount or any other obligations of the Borrower under this Agreement, all of which shall remain outstanding in full force and effect until paid in accordance with the terms of this Agreement or otherwise satisfied in writing by the Lender.

In the event that Borrower does not have sufficient authorized shares to issue shares of Borrower’s common stock pursuant to this Section 3.3, the Borrower shall hold a general meeting of stockholders for the purpose obtaining the Stockholder Approval (as defined below), with the recommendation of Borrower’s board of directors that such proposals are approved, and the Borrower shall solicit proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If the Borrower does not obtain Stockholder Approval at the first meeting, the Borrower shall call a meeting every ninety (90) days thereafter to seek the Stockholder Approval. For the purposes of this Section 3.3, “Stockholder Approval” means such approval from the Borrower’s stockholders and as may be required by the laws of the State Delaware to increase the authorized capital stock of the Borrower to permit for the issuance of all of the shares of the Borrower’s common stock issuable pursuant to this Section 3.3.

4.	Miscellaneous

4.1.	Entire Agreement. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and arrangements between the parties hereto with respect to the subject matter hereof.

4.2.	Waiver. A failure by any of the parties to this Agreement to assert its rights for or upon any breach of this Agreement or any such other agreement shall not be deemed a waiver of such rights nor shall any waiver be implied from any act. No waiver in writing by a Party with respect to any right shall extend its effect to any subsequent breach either of like or different kind.

4.3.	Severability. In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this or such agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein; provided, however, that nothing in this Section shall relieve any Party of any liability for breach of covenant, warranty or representation.

4.4.	Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other parties.

4.5.	Books. The books and records of the Lender shall constitute prima facie evidence of the Advances made under this Agreement, the aggregate outstanding principal amount thereof, the accrued Interest thereon and all other amounts payable by the Borrower hereunder, absent manifest error. The Borrower shall have a reasonable opportunity to review and contest the Lender’s records and the Lender shall provide reasonable supporting documentation for the amounts claimed to be outstanding.

4.6.	Relationship with the Share Transfer Agreement. This Agreement is entered into pursuant to, and forms part of, the transactions contemplated by the Share Transfer Agreement. Except as expressly provided herein, nothing in this Agreement shall be deemed to amend, modify or supersede any provision of the Share Transfer Agreement. In the event of any conflict between the terms of this Agreement and the Share Transfer Agreement with respect to the Loans, the Advances or any other matter expressly governed by this Agreement, the terms of this Agreement shall govern

4.7.	Applicable Law and Dispute Resolution. This Agreement shall be governed by and construed solely in accordance with the laws of the State of Israel, without reference to principles and laws relating to conflict of laws. The Parties agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought before the competent courts in Tel Aviv, Israel, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts in any such proceeding.

4.8.	Headings. The headings of the paragraphs of this Agreement are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

4.9.	Counterparts: This Agreement and any amendment hereto may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement.

4.10.	Amendments. This Agreement may be amended only by the written consent of both Parties.

4.11.	Notices. Notices to be served hereunder shall be in writing as hereinafter provided and shall be served upon the parties at the address specified in the Share Transfer Agreement. Notices served by registered airmail shall be deemed served on the day of actual delivery by the addressee’s receipt, or at the expiration of the 7th (seventh) day after the date of mailing, whichever is earlier. Notices served by e-mail shall be deemed to be in writing and to have been served within 12 (twelve) hours of dispatch.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have hereunder executed this Agreement as of the date written above.

/s/ Yair Harel		/s/ Avishay Rashuk
Logia USA Inc.		Fort Technology Inc.
Name:	Yair Harel	Name:	Avishay Rashuk
Title:	CEO	Title:	CFO

[Signature page – Logia USA/Fort Technology – Loan Agreement]

SCHEDULE A

MILESTONES AND BUDGET

Quarterly Milestones and Budget Allocation (as further stipulated in the Excel spreadsheet attached hereto)

Tranche	Timeline	Logia USA Key Milestones	Budget (Advance Payment) (USD)
1	Q3 2026	Budget Allocation: Company formation; hiring core team & advisors; initial inventory order; payment of $125,000 license fee to Logia Israel Ltd. (“Logia Israel”) pursuant to the license agreement entered into between the Borrower and Logia Israel as of the date hereof Milestone for Payment: upon the execution of the Agreement	$400,000
2	Q4 2026	Budget Allocation: Completion of inventory production; finalize 2 major partnerships with a U.S. company; Milestone for Payment: achieve $200K in sales	$350,000
3	Q1 2027	Budget Allocation: Market entry expansion; establish distribution channels; initial marketing campaigns; Milestone for Payment: grow sales to $300K	$300,000
4	Q2 2027	Budget Allocation: Strengthen U.S. operations; onboard additional partners; improve logistics & support infrastructure; Milestone for Payment: grow sales to $400K	$250,000
5	Q3 2027	Budget Allocation: Launch second product iteration; expand sales team; Milestone for Payment: reach $500K quarterly sales	$200,000
6	Q4 2027	Budget Allocation: Strategic alliances; improve margins and supply chain efficiency; Milestone for Payment: reach $600K quarterly sales	$200,000
7	Q1 2028	Budget Allocation: Scale operations; enterprise client acquisition; Milestone for Payment: reach $800K quarterly sales	$200,000
8	Q2 2028	Budget Allocation: Profitability focus; optimize operations; prepare for fundraising/exit or major expansion; Milestone for Payment: reach $1M quarterly sales	$100,000

The Borrower may reallocate funds between line items in the budget set forth in Schedule A, provided that the aggregate amount of the budget is not exceeded and such reallocation is consistent with the Borrower’s business plan (excluding the payment of salaries or bonuses to the Founder and the Founder’s spouse in excess of the budget set forth in Schedule A).

Total Loan Amount: USD $2,000,000